Exhibit-99.(h)(4)

CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT (this “Agreement”) dated October 31st, 2006 between HEALTHSHARES, INC.  (the “Fund”), and ALPS FUND SERVICES, INC. (“ALPS”), a Colorado corporation.  The “Effective Date” of this Agreement is December 1st, 2006.

In an effort to ensure that the Fund is in compliance with Rule 38a-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), ALPS has agreed to render services to the Fund on behalf of each portfolio series of the Fund (each such series, a “Portfolio”) as listed on Exhibit C hereto, which is hereby incorporated into and made a part of this Agreement and which may be updated from time to time, by entering into a written agreement with respect thereto effective from and after the Effective Date.

ACCORDINGLY, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund and ALPS hereby agree as set forth below.

SECTION 1.     Term of Agreement.

The Fund hereby retains ALPS, on behalf of each Portfolio, for a period beginning on the Effective Date and ending November 30, 2007 subject to early termination as provided in Sections 8 and 9 (collectively, with each successive one-year period as renewed below, the “Term”).  This Agreement shall be automatically renewed for an additional one year Term commencing on December 1, 2007 and ending on November 30, 2008 unless the Fund, for any or no reason, notifies ALPS in writing prior to the commencement of such additional one year term that this Agreement will not be renewed.  This Agreement may be renewed for additional one-year periods beyond the Term by mutual agreement, which agreement shall be in writing signed by both ALPS and Fund and shall be entered into no later than the last day of the Term.

SECTION 2.     Duties.

(a)   ALPS shall designate, subject to the Fund’s approval, one of its own employees to serve as Chief Compliance Officer of the Fund and each Portfolio of the Fund within the meaning of the Rule (such individual, the “CCO”).  The CCO shall render to the Fund such advice and services (“Services”) as are required to be performed by a CCO under the Rule and as are set forth on Exhibit A hereto, as such exhibit may be modified from time to time by written agreement of the parties hereto.  Exhibit A is hereby incorporated into and made a part of this Agreement.  The Fund acknowledges that other employees of ALPS will assist the CCO in the performance of his duties hereunder. Mr. Brad Swenson will lead the engagement and will have overall supervisory responsibility for the ongoing obligations hereunder.  A brief biography for Mr. Swenson is attached as Exhibit B hereto.

(b)   During the Term, the CCO shall report to such individuals as may be designated from time to time by the Board of the Fund, subject to the provisions of Exhibit A.  Upon designation by ALPS and approval of the Fund, each CCO, before commencing provision of the Services, shall acknowledge in writing having read and understood this Agreement in its entirety.

(c)   The parties agree that only employees of ALPS shall act as CCO or otherwise perform services to the Fund under this Agreement unless otherwise agreed in writing by the Fund.  Notwithstanding his other duties for ALPS or any other investment company, the CCO shall perform the Services in a professional manner and shall devote appropriate time, energies and skill to the Services.

(d)   The Fund acknowledges that the CCO may act as Chief Compliance Officer within the meaning of the Rule for other investment companies, and nothing herein shall be construed to prohibit the CCO from acting in such capacity; provided, however, that during the Term neither ALPS nor the CCO shall enter into any agreement, arrangement or understanding which would conflict with this Agreement or prevent ALPS or the CCO from performing its or his obligations hereunder.

(e)   In connection with the Fund’s approval of any CCO and with the Fund’s ongoing evaluation of any CCO then in service, ALPS shall cooperate in good faith and provide any documentation reasonably requested by the Fund and shall make its relevant employees available to the Fund for consultation.

(f)    The Fund shall cooperate in good faith with ALPS and the CCO in order to assist in the performance of the Services.  In furtherance of this agreement to cooperate, the Fund shall make those of its and its Affiliates’ officers, employees and outside counsel available for consultation with ALPS and the CCO and shall communicate with the board of directors of the Fund (the “Board”) and the service providers(1) of the Fund (for purposes of this Agreement, the Board and such other service providers collectively, the “Service Providers”) in each case as ALPS or the CCO may reasonably request.  The Fund shall provide ALPS and the CCO with the names of appropriate contact people at the Service Providers and shall make introductions and otherwise assist ALPS and the CCO in obtaining the cooperation of the Service Providers.  The Fund shall provide ALPS and the CCO with such books and records regarding the Fund as ALPS and the CCO may reasonably request.

SECTION 3.     Fee.

(a)   As compensation for the timely and satisfactory performance of the Services on behalf of up to twenty (20) Portfolios of the Fund with the same Service Providers and investment strategy as the Portfolios, the Fund shall pay to ALPS, or shall cause the Fund to pay to ALPS, during the Term an annual fee of: $250,000 commencing on the Effective Date paid 1/12 on a monthly basis (or a pro rata portion thereof for a partial month) (the “Fee”). For each additional Portfolio added to the Fund in excess of twenty (20) Portfolios, an additional fee of $1,000 per year per such additional Portfolio (with an appropriate proration of such $1,000 in the first 12 month period that such additional Portfolio is added to the Fund, on the basis of the number of days that the added Portfolio(s) is in existence during such first 12 month period) shall be added to the annual fee set forth in the preceding sentence.  The Fee shall be payable by the Fund within 30 days of its receipt of an invoice from ALPS, which invoices shall include amounts for any expenses reimbursable under Section 4 hereof.  In the event that the Funds are not made available to the public

(1)          Includes the Fund’s investment adviser, X-Shares Advisers LLC, Inc., the Fund’s administrator, transfer agent and investment subadviser, and the Fund’s distributor, ALPS Distributors, Inc.

within 6 months of the date of this Agreement a fee of $175,000 will be immediately due and payable to compensate ALPS for the substantial amount of work and resources devoted to creating and developing the compliance program contracted for under the terms of this Agreement.

(b)   The CCO shall not receive and shall not make any claim under this Agreement or otherwise against the Fund for compensation, workers’ compensation, unemployment insurance compensation, or life insurance, social security benefits, disability insurance benefits or any other benefits.  ALPS is solely responsible for  payment of any such compensation or benefits to the CCO, and ALPS shall withhold on behalf of the CCO the required sums for income tax, unemployment insurance or social security pursuant to any law or requirement of any government agency including, without limitation, unemployment tax, federal, state or foreign income tax, federal social security (FICA) payments and disability insurance taxes; provided, that the Board, including a majority of the directors who are not interested persons of the Fund, shall have the power to approve any and all compensation to the CCO provided by ALPS.  ALPS and the CCO shall make such tax payments as may be required by applicable law and shall indemnify and hold the Fund harmless from any liability that the Fund may incur as a consequence of ALPS’s or the CCO’s failure to make any such tax payment(s).

(c)   ALPS and the CCO shall perform the services hereunder as independent contractors and not as employees of the Fund, although the CCO shall be an employee of ALPS.  As independent contractors, neither ALPS nor the CCO is, and neither shall represent itself or himself to third parties as being, the agent or representative of the Fund, except as specifically set forth herein.  Neither ALPS nor the CCO have, and shall not represent itself or himself to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of the Fund, as its agent, representative or otherwise, except as specifically set forth herein.

SECTION 4.     Reimbursement of Expenses.

During the Term, the Fund shall reimburse ALPS for all reasonable and customary travel and lodging expenses and other out-of-pocket disbursements incurred by ALPS for or on behalf of the Fund in connection with the performance of ALPS’s or the CCO’s duties hereunder;  provided, that ALPS provide the Fund with appropriate receipts and other reasonable documentation as the Fund may request; and further provided, that the Fund is not obligated to reimburse ALPS for any portion of such expenses or disbursements that the Fund deems to be unreasonable or excessive.

SECTION 5.     Disclosure of Information.

(a)   From and after the date hereof, neither ALPS nor the CCO shall use or disclose to any Person, except as required in connection with the performance of the Services and in compliance with the terms of this Agreement and as required by law, regulation or judicial process, any Confidential Information (as defined in Section 5(b)), for any reason or purpose whatsoever, nor shall ALPS or the CCO make use of any Confidential Information for ALPS’s or the CCO’s purposes or for the benefit of any Person (as defined below) except the Fund or the Fund’s Affiliates (as defined below).  ALPS shall maintain commercially reasonable information security policies and procedures for protecting Confidential Information.  For purposes of this Agreement, an “Affiliate”

is an individual or entity (collectively, “Person”) controlling or controlled by or under common control with the Fund.

(b)   For purposes of this Agreement, “Confidential Information” means (i) the non-public intellectual property rights of X-Shares Advisors, LLC, the Board, the Fund and the Fund’s Affiliates and (ii) all other information of a proprietary or confidential nature in whatever form relating to X-Shares Advisors, LLC, the Board, the Fund or the Fund’s Affiliates, or the business or assets of X-Shares Advisors, LLC, the Fund or the Fund’s Affiliates, including, without limitation, investment advisory contracts, portfolio holdings, insider trading policies and procedures, best execution evaluations books, compliance manuals and guidelines, records, customer and registered user lists, vendor lists, supplier lists, customer agreements, vendor agreements, supplier agreements, incentive and commission program information, distribution channels, pricing information, cost information, business and marketing plans, strategies, forecasts, financial statements, budgets and projections, technology, and all information related to the quantitative securities benchmarks, along with associated service marks, together with any applications or registrations now or hereinafter issued on said service marks, on which each Portfolio’s investment strategy is based.  Confidential Information does not include (i) information in the public domain not as a result of a breach by ALPS or the CCO of this Agreement, (ii) information lawfully received by ALPS or the CCO from a third Person who had the legal or contractual right to disclose such information to ALPS or to the CCO, and (iii) information developed by ALPS’s or the CCO’s own independent knowledge, skill and know-how.

(c)   ALPS and the CCO agree to promptly notify the Fund of any request for records or any subpoena by any governmental agency or third party.  In the event that ALPS or the CCO is requested by legal process to disclose Confidential Information, ALPS shall notify the Fund thereof and shall cooperate with the Fund and the Board, as appropriate, at the expense of the Fund or the Board, as appropriate, in any action that such entity may desire to take to protect its Confidential Information.

SECTION 6.     Assignment of Written Materials.

During the Term, ALPS and the CCO shall promptly disclose, and hereby grant and assign to the Fund for its sole use and benefit, any and all technical information, data, procedures, records, suggestions and other materials, insofar as they are reduced to writing, including without limitation the Compliance Program of the Fund (as that term is defined in Exhibit A), that are reasonably related to the Fund (collectively, the “Materials”) which ALPS or the CCO may develop or acquire during the Term (whether or not during usual working hours), together with all copyrights and reissues thereof that may at any time be granted for or with respect to the Materials.  For the avoidance of doubt, the Materials shall include all records referred to in Exhibit A.  The Materials shall constitute Confidential Information within the meaning of Section 5.

SECTION 7.     Delivery of Materials Upon Termination of Term.

ALPS shall promptly deliver to the Fund at the termination of the Term, or at any time upon the Fund’s request, the Materials and all memoranda, notes, plans, records, reports, software and other documents and data (and copies thereof existing in any media) relating to the

Confidential Information, inventions or the business of the Fund or any of its Affiliates that it or the CCO may then possess or have under its or his control regardless of the location or form of such material and, if requested by the Fund, will provide the Fund with written confirmation that all such materials have been delivered to the Fund.

SECTION 8.       Termination.

(a)   The Fund shall have the right to terminate this Agreement, without the payment of any penalty, as to each Portfolio immediately in the event of:

(i)    a vote of the Board, including a majority of the directors who are not interested persons of the Fund, upon ninety (90) days’ prior written notice to ALPS; provided however, that no prior notice is required if termination is for Cause (defined below). For purposes of this Agreement, “Cause” shall be defined as: (1) willful misfeasance, bad faith or negligence in connection with the performance of the duties by the CCO under this Agreement, (2) failure of the CCO to perform his duties under this Agreement, after written notice and a thirty (30) day period to cure, (3) the CCO’s indictment for, conviction of, or entry of a plea of no contest with respect to, any felony, (4) the CCO’s resignation or (5) the determination by the Board, including a majority of the directors who are not interested persons of the Fund, in its sole discretion, that it has lost confidence in the CCO’s effectiveness as the CCO of the Trust. ALPS agrees that it will report to the Fund’s officers or the Board promptly if ALPS learns that the CCO has engaged in any conduct or been subject to any of the actions described in clauses (1) through (5) above;

(ii)   the deregistration of the Fund under the 1940 Act;

(iii)  a change in the 1940 Act, the Rule or other applicable law or regulation, or the interpretation of any of the foregoing by the Securities and Exchange Commission or other regulatory or judicial authority with appropriate jurisdiction, that results in the arrangement created by this Agreement no longer satisfying the Board or the Fund’s obligations under the Rule;

(iv)  subject to the provisions of Section 2(d), any failure of ALPS to employ a CCO for the Fund acceptable to the Fund; or

(v)   any assignment of this Agreement. An internal reorganization of any party (which does not result in a change in the nature, scope and quality of services provided hereunder) shall not, by itself, constitute an assignment of this Agreement.

In the event of the termination or dissolution of a particular Portfolio, this Agreement shall be terminated as to that Portfolio and shall continue with respect to the non-terminating or non-dissolving Portfolio.

(b)   ALPS shall have the right to terminate this Agreement, without the payment of any penalty, as to each Portfolio immediately in the event of:

(i)    a failure by the Fund to meet its obligations hereunder or a breach of the Fund’s representations and warranties hereunder, if such failure or breach goes uncured for a period of thirty (30) days after the Fund receives written notice of such failure from ALPS;

(ii)   the termination or dissolution of the Fund, or the deregistration of the Fund under the 1940 Act; or

(iii)  a change in the 1940 Act, the Rule or other applicable law or regulation, or the interpretation of any of the foregoing by the Securities and Exchange Commission or other regulatory or judicial authority with appropriate jurisdiction, that results in the arrangement created by this Agreement being deemed impermissible.

(c)   Upon termination of this Agreement, the Fund shall have no further liability to ALPS with respect to ALPS’s fees or expenses under this Agreement, except payment of the Fee accrued but unpaid as of the date of termination paid in a lump sum within sixty (60) days of termination.

(d)   Upon termination of this Agreement, ALPS and the CCO each agrees that it will cooperate in the smooth transition of Services and to minimize disruption to the Fund. All payments and expense reimbursements in connection with the termination of this Agreement are subject to the execution of a general waiver and release of all known and unknown compensating and reimbursement claims against the Fund by ALPS and the CCO. Any liability to ALPS or the CCO with respect to any regulatory action or litigation pertaining to services rendered by ALPS or the CCO under this Agreement, will survive the termination of this Agreement.

SECTION 9.     BOARD ACTION UNDER THE RULE

(a)   The Board may dismiss a CCO at any time and for any or no reason.  If the Board dismisses the CCO, this Agreement will either end immediately, or, at the sole discretion of the Board, ALPS shall promptly present another CCO candidate for Board consideration and approval, which may be given or withheld for any or no reason, to continue the Services under this Agreement.

(b)   If ALPS wishes to dismiss the CCO under the terms of ALPS’s contract or arrangement with the CCO, then ALPS will make its case to the Board before taking such action.  Under such circumstances, ALPS may, at its own discretion, offer to present another CCO candidate to the Board that would be employed by ALPS, provided however, that the Board of the Fund is not obligated to approve such other proposed CCO candidate to serve as CCO of the Fund and each Portfolio of the Fund.  If the Board (including a majority of the directors who are not interested persons of the Fund) approves the new CCO, this Agreement will continue in effect, as amended to reflect the new CCO.  If the Board chooses to engage CCO who is not an employee of ALPS as a result of ALPS dismissing the CCO under this Agreement, this Agreement will terminate.

(c)   ALPS covenants that it shall not retaliate against the CCO should the CCO either (i) inform the Board of a compliance failure or (ii) take aggressive action to ensure compliance with any rule, regulation or law by the Fund, a Portfolio or a Service Provider.

(d)   If the Board decides to increase the CCO’s compensation or provide a bonus to the CCO, then either the fees paid to ALPS by the Fund will increase proportionately or the Fund will separately compensate the CCO for any amounts it deems due to the CCO above the amounts due to ALPS under this Agreement.

(e)   If the CCO voluntarily resigns, at the discretion of both parties, ALPS may present an alternative CCO candidate for Board consideration and approval, which may be given or withheld for any or no reason, to continue the Services under this Agreement.  If the Board chooses to terminate this Agreement with ALPS as a result of such voluntary resignation by the CCO, ALPS will make every effort to assist the Board in a smooth transition during this period.

SECTION 10.     Representations and Warranties.

(a)   ALPS hereby represents and warrants to the Fund that (a) the execution, delivery and performance of this Agreement by ALPS does not breach, violate or cause a default under any agreement, contract or instrument to which ALPS is a party or any judgment, order or decree to which ALPS is subject; (b) the execution, delivery and performance of this Agreement by ALPS has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS and the Fund, this Agreement will be a valid and binding obligation of ALPS.

(b)   The Fund hereby represents and warrants to ALPS that (a) the execution, delivery and performance of this Agreement by the Fund does not breach, violate or cause a default under any agreement, contract or instrument to which the Fund is a party or any judgment, order or decree to which the Fund is subject; (b) the execution, delivery and performance of this Agreement by the Fund has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS and the Fund, this Agreement will be a valid and binding obligation of the Fund.

SECTION 11.     Entire Agreement; Amendment and Waiver.

This Agreement and the other writings referred to herein contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreement between ALPS and the Fund.  No waiver, amendment or modification of this Agreement shall be valid unless it is in writing and signed by each party hereto.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

SECTION 12.     Notices.

All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)   if to the Fund, to:

HealthShares, Inc.

420 Lexington Avenue

New York, New York 10170

Facsimile:

Telephone:

with a copy to:

Stephen J. Nelson

The Nelson Law Firm, LLC

White Plains Plaza

One North Broadway

White Plains, New York 10601

Telephone: (914) 220-1900

Facsimile: (914) 220-1911

(b)   if to ALPS, to:

ALPS Fund Services, Inc.

1625 Broadway, Suite 2200

Denver, Colorado  80202

Attn:  General Counsel

Facsimile:  (303) 623-7850

Telephone:  (303) 623-2577

All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery or delivery by facsimile, on the date of such delivery if delivered during business hours on a business day or, if not so delivered, on the next following business day, (b) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch, and (c) in the case of mailing, on the third business day following such mailing.

SECTION 13.     Headings.

The section headings in this Agreement are for convenience only and shall not control or affect the meaning of any provision of this Agreement.

SECTION 14.     Severability.

In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 15.     Remedies.

(a)   Each of the parties hereto acknowledges and understands that certain provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and thus, the breach or threatened breach of such provisions of this Agreement would cause the non-breaching party irreparable harm.  Each of the parties hereto further acknowledges that, in the event of a breach of Section 5 of this Agreement, the non-breaching party shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim.  All remedies hereunder are cumulative, are in addition to any other remedies provided for by law or in equity and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

(b)   ALPS shall indemnify and hold the Fund and its employees, the members of the Board, and each applicable Portfolio and its employees harmless from and against any and all losses, damages, costs, charges, reasonable attorneys’ fees, payments, expenses and liability, as incurred, arising out of or attributable to any refusal or failure to comply with the terms of this Agreement or applicable rules, regulations or laws by ALPS or the CCO, or which arise out of a lack of good faith, negligence or willful misconduct by ALPS or the CCO with respect to the performance by ALPS or the CCO under or in connection with this Agreement or by reason of the reckless disregard by ALPS or the CCO of its or his obligations and duties under this Agreement.

SECTION 16.     Distinction of Portfolios.

Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Portfolio of the Fund are separate and distinct from the assets and liabilities of each other Portfolio and that no Portfolio shall be liable or shall be charged for any debt, obligation or liability of any other Portfolio, whether arising under this Agreement or otherwise.

SECTION 17.     Benefits of Agreement; Assignment.

The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable.  This Agreement shall not be assignable by ALPS without the express written consent of the Fund.  Any purported assignment in violation of the immediately preceding sentence shall be void and of no effect.

SECTION 18.     Survival.

Anything to the contrary contained in this Agreement notwithstanding, the provisions of Sections 5 through 7, and 15 through 17 of this Agreement shall survive the termination of the Term.

SECTION 19.     Counterparts and Facsimile Execution.

This Agreement may be executed in two counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart.  Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by the party delivering it.

SECTION 20.     Governing Law; Mutual Waiver of Jury Trial; Jurisdiction.

(a)   All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  In furtherance of the foregoing, the law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b)   THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREE THAT THE EXCLUSIVE PLACE OF JURISDICTION FOR ANY ACTION, SUIT OR PROCEEDING (“ACTIONS”) RELATING TO THIS AGREEMENT SHALL BE IN THE COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE CITY OF NEW YORK, NEW YORK OR, IF SUCH COURTS SHALL NOT HAVE JURISDICTION OVER THE SUBJECT MATTER THEREOF, IN THE COURTS OF THE STATE OF NEW YORK SITTING THEREIN, AND EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTIONS.  IF ANY SUCH STATE COURT ALSO DOES NOT HAVE JURISDICTION OVER THE SUBJECT MATTER THEREOF, THEN SUCH AN ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATES OF THE PRINCIPAL PLACE OF BUSINESS OF ANY PARTY HERETO.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION IT MAY HAVE TO THE VENUE OF ANY ACTION BROUGHT IN SUCH COURTS OR TO THE CONVENIENCE OF THE FORUM.  FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF ANY INDEBTEDNESS OR LIABILITY OF ANY PARTY THEREIN DESCRIBED.

SECTION 21.     Mutual Contribution.

The parties to this Agreement and their counsel have mutually contributed to its drafting.  Consequently, no provision of this Agreement shall be construed against any party on the ground that a party drafted the provision or caused it to be drafted.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has executed this Chief Compliance Officer Services Agreement as of the date first above written.

HEALTHSHARES, INC.

By:	/s/ Anthony F. Dudzinski
Name: Anthony F. Dudzinski
Title: Chief Compliance Officer

ALPS FUND SERVICES, INC.

By:	/s/ Thomas A. Carter
Name: Thomas A. Carter
Title: Chief Financial Officer

Exhibit A

Duties of Chief Compliance Officer

The Services shall include, but not be limited to, the following.  Unless otherwise stated, terms used in this Exhibit A shall have the meanings assigned thereto in the Chief Compliance Officer Services Agreement to which this Exhibit A is attached and into which this Exhibit A is incorporated by reference.

I.                                         Drafting of Compliance Program.  No later than December 1, 2006, the CCO shall, with the assistance of the Fund, draft written compliance policies and procedures (the “Compliance Program”) of the Fund, which shall address compliance with, and be reasonably designed to prevent violation of, “Federal Securities Laws”(2) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“U.S.A. Patriot Act”) (for the purposes of this Exhibit A, “Federal Securities Laws” shall be include the U.S.A. Patriot Act together with the “Federal Securities Laws” referred to in the Rule).  In addition to provisions of Federal Securities Laws that apply to the Fund, the Compliance Program shall address compliance with, and be reasonably designed to prevent violation of, the Fund’s charter and by-laws and all exemptive orders, no-action letters and other regulatory relief received by the Fund from the Securities and Exchange Commission (the “SEC”) and NASD, Inc. (the “NASD”) (all such items collectively, “Regulatory Relief”); provided, however, that the Compliance Program shall address only that Regulatory Relief afforded the Service Providers or the Fund or relevant to compliance by the Service Providers or the Fund, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief.  In drafting the Compliance Program, the CCO shall engage in the following activities:

A.                                   Evaluation of Internal Control Structure.

1.                                       Conduct interviews with certain employees throughout the business lines of the Fund that are responsible for the day-to-day operations of the Fund in relation to compliance by the Fund and its Service Providers (defined below) with the Federal Securities Laws.

2.                                       Assess from such interviews the operational risks and compliance with stated policies and procedures of the Fund and its Service Providers.

3.                                       Review internal audit and other reports maintained by the Fund, and to the extent practicable, its Service Providers, related to compliance with the Federal Securities Laws.

(2)                                  “Federal Securities Laws” are defined by the Rule as the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act, as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

4.                                       Review any written policies and procedures to assess the adequacy of such policies and procedures with respect to compliance with the Federal Securities Laws by the Fund and its Service Providers.

B.                                     Policies and Procedures of the Fund.  Conduct a detailed review of the Fund’s Compliance Program pertaining to compliance by registered investment companies with the Federal Securities Laws, among other things:

1.                                       Pricing of portfolio securities and Portfolio shares, with a focus on the following items within the pricing polices and procedures:

(a)                                  monitoring for circumstances that may necessitate the use of fair value prices;

(b)                                 establishing criteria for determining when market quotations are no longer reliable for a particular portfolio security;

(c)                                  providing a methodology or methodologies by which the Portfolios determine the current fair value of their portfolio securities; and

(d)                                 reviewing the appropriateness and accuracy of the methodology used in valuing securities, including making any necessary adjustments.

2.                                       Processing of Portfolio shares, with a focus on the following items:

(a)                                  segregation of investor orders received before the Portfolios price their shares from those that were received after the Portfolios price their shares; and

(b)                                 methodology used by the Portfolios to protect themselves and their shareholders against late trading.

3.                                       Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the 1940 Act.

4.                                       Protection of nonpublic information, including:

(a)                                  prohibitions against trading portfolio securities on the basis of information acquired by analysts or portfolio managers employed by the Fund or the Portfolios’ investment adviser (“Adviser”) or the Portfolio’s investment subadviser (“Subadviser”) ;

(b)                                 disclosure to third parties of material information about the Portfolios’ holdings, trading strategies or pending transactions; and

(c)                                  purchase or sale of Portfolio shares by the personnel of the Fund or the Adviser or Subadviser based on material, nonpublic information about the Portfolios.

5.                                     Compliance with Portfolio governance requirements, including the procedures to guard against:

(a)                                  an improperly constituted Board of Directors;

(b)                                 failure of the Board of Directors to properly consider matters entrusted to it; and

(c)                                  failure of the Board of Directors to request and consider information required by the 1940 Act from the Fund and other Service Providers.

6.                                     The excessive short-term trading of mutual fund shares that may be harmful to the Portfolios, including a focus on the following areas:

(a)                                  consistency of policies and procedures with the Portfolios’ disclosed policies regarding market timing;

(b)                                 monitoring of shareholder trades or flows of money in and out of the Portfolios in order to detect market timing activity;

(c)                                  enforcement of the Portfolios’ policies regarding market timing;

(d)                                 prevention of waivers that would harm the Portfolios or their shareholders, or subordinate the interests of the Portfolios or their shareholders to those of the Fund or any other affiliated person or associated person of the Fund; and

(e)                                  reporting to the Fund’s Board regarding all waivers granted, so that the Board can determine whether such waivers were proper.

7.                                     The distribution, marketing and advertising of the Portfolios’ shares.

8.                                     The trading of securities by the Portfolios, including a focus on enforcement of the Fund’s policies with respect to brokerage, soft dollars and allocation of trades.

9.                                     The review of any electronic mail communications.

II.            Administration of Compliance Program.  The CCO shall administer and enforce the Fund’s Compliance Program.

III.           Oversight of Service Providers.  The CCO is responsible for overseeing, on behalf of the Fund, adherence to the written compliance policies and procedures of the Fund’s service providers, including the Fund’s investment adviser, X-Shares Advisors, LLC (the “Investment Adviser”), the Fund’s administrator, transfer agent and investment subadviser, and the Fund’s distributor, ALPS Distributors, Inc. (the “Distributor”), (for purposes of this Exhibit A, the Investment Adviser, the Investment Subadviser and the Distributor, collectively, the “Service Providers”).  In furtherance of this duty,

A.                                   No later than December 1, 2006, the CCO shall obtain and review the written compliance policies and procedures of the Service Providers or summaries of such policies that have been drafted by someone familiar with them.

B.                                     The CCO shall monitor the Service Providers’ compliance with their own written compliance policies and procedures, Federal Securities Laws and the Fund’s charter, by-laws and Regulatory Relief.  In so doing, the CCO shall interact with representatives of the Service Providers as appropriate.  Where deemed appropriate and in accordance with pronouncements by the Staff of the SEC, ALPS may rely on summaries that are prepared by a Service Provider or a third party, instead of the actual policies and procedures of the Service Provider.

C.                                     The CCO shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to the Fund:

1.                                       In connection with the documentation of its written policies and procedures governing the provision of its services to the relevant Fund, the Service Provider has prepared and delivered to the Fund a summary of core services that it provides to the Fund or, if no such summary is available, that it has delivered to the Fund copies of the relevant policies and procedures.

2.                                       The Service Provider will provide to the Fund and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision.

3.                                       The Service Provider’s written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

4.                                       The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

IV.                                 Annual Review.  The CCO will monitor the Fund’s Compliance Program for effectiveness, including ongoing dialogue with key compliance personnel at the Fund’s Service Providers.  Such monitoring will include risk-based compliance testing of the Fund’s Compliance Program.  The Rule requires that, at least annually, the Fund review its Compliance Program and that of its Service Providers and the effectiveness of their respective implementations (the “Annual Review”).  The CCO shall perform the Annual Review for the Fund.  The first Annual Review shall be completed no later than December 1, 2007.

V.            Reports to the Fund; Escalation

A.                                   The CCO shall make quarterly reports to the Fund regarding its administration and enforcement of the Compliance Program.  These regular reports shall address compliance by the Fund and the Service Providers and such other matters as the Fund may reasonably request.

B.                                     In addition, at least annually, the CCO shall submit a written report to the Board addressing the following issues:

1.                                       the operation of the Compliance Program, and the written compliance policies and procedures of the Service Providers;

2.                                       any material changes made to the Compliance Program and the written compliance policies and procedures of the Service Providers since the date of the such last report;

3.                                       any material changes to the Compliance Program and the written compliance policies and procedures of the Service Providers recommended as a result of the Annual Review; and

4.                                       each “Material Compliance Matter” that occurred since the date of the last report.(3)

This written report shall be based on the Annual Review.  The first written report shall be presented to the Fund no later than sixty (60) days after the date of the first Annual Review.

(3)                                  “Material Compliance Matter” is defined as “any compliance matter about which the Fund’s board would reasonably need to know to oversee fund compliance,” which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by the Fund or a Service Provider (or an officer, director, employee or agent of such Service Provider; (ii) a violation of the Compliance Program of the Fund, or the written compliance policies and procedures of its Service Providers; or (iii) a weakness in the design or implementation of the Compliance Program policies and procedures of the Fund, or the written compliance policies and procedures of its Service Providers.

C.                                     In the event that the CCO reports a Material Compliance Matter and is not reasonably satisfied with the Fund’s efforts to address and remedy the same, the CCO shall report such Material Compliance Matter to the Board.

D.                                    At least annually, the CCO shall meet separately with the Board’s directors who are not interested persons of the Fund.

VI.                                 Recordkeeping.  The CCO shall maintain the books and records for the Fund that are required to be retained by the Rule, which books and records may be maintained electronically but which shall, in any event, be backed-up and safeguarded in accordance with ALPS’s regular practices for record retention.

VII.                             Meeting with Regulators.  The CCO shall meet with, and reply to inquiries from, the SEC, the NASD and other legal and regulatory authorities with responsibility for administering Federal Securities Laws as necessary or as reasonably requested by the Board.

VIII.                         Amendments to the Compliance Program.  The CCO shall consult with the Board and its representatives as necessary to amend, update and revise the Compliance Program as necessary, but no less frequently than annually.  Additionally, the CCO will recommend amendments and draft policies and procedures as they pertain to:

A.                                   consistency with regulatory expectations of risk-based policies and procedures;

B.                                     maintenance of compliance with the Federal Securities Laws; and

C.                                     consistency within the structure, organization and format of the policies and procedures.

Any amendments to the Fund’s policies and procedures will be based on industry best practices and regulatory expectations.  In addition, on a quarterly basis, the CCO, in consultation with the Fund’s counsel, will provide the Fund with updates, if any, to the Fund’s policies and procedures to reflect changing regulatory requirements.

Exhibit B

Bradley J. Swenson CPA, Chief Compliance Officer. Mr. Swenson has twelve years of financial services industry experience, including ten focused on internal auditing and compliance. Prior to joining ALPS in 2004, Mr. Swenson served most recently as Senior Audit Manager for Janus Capital Group, Inc. During his time at Janus, Mr. Swenson also worked as a Compliance Manager for several years.  Before joining Janus, he was a Senior Internal Auditor for Oppenheimer Funds, Inc.  Mr. Swenson graduated from the University of Minnesota with a B.S. in Accounting.  In his current role as Chief Compliance Officer of ALPS, Mr. Swenson oversees the compliance and risk management aspects of the firm’s business activities.  He is responsible for developing and maintaining ALPS’ comprehensive compliance policies and procedures, as well as monitoring their application within each department.  Mr. Swenson directs the efforts and development of ALPS’ compliance staff and serves as a point of contact and resource to chief compliance officers of ALPS’ clients.  In addition, Mr. Swenson currently acts in the capacity of Fund CCO for the SPDR Trust, MidCap SPDR Trust, DIAMONDS Trust, NASDAQ-100 Trust, BLDRS Index Funds Trust, and WisdomTree Funds Trust.

Exhibit C

Portfolio Series of the Fund
(as of December 1, 2006)

HealthShares™ Asian Health Exchange-Traded  Fund

HealthShares™ Autoimmune-Inflammation Exchange-Traded  Fund

HealthShares™ Cancer Exchange-Traded  Fund

HealthShares™ Cardio Devices Exchange-Traded  Fund

HealthShares™ Cardiology Exchange-Traded  Fund

HealthShares™ Dermatology and Wound Care Exchange-Traded Fund

HealthShares™ Diagnostics Exchange-Traded Fund

HealthShares™ Emerging Cancer Exchange-Traded  Fund

HealthShares™ Enabling Technologies Exchange-Traded  Fund

HealthShares™ European Drugs Exchange-Traded  Fund

HealthShares™ European Medical Products and Devices Exchange-Traded  Fund

HealthShares™ GI/Gender Health Exchange-Traded  Fund

HealthShares™ Infectious Disease Exchange-Traded  Fund

HealthShares™ Metabolic-Endocrine Disorders Exchange-Traded  Fund

HealthShares™ Neuroscience Exchange-Traded  Fund

HealthShares™ Ophthalmology Exchange-Traded  Fund

HealthShares™ Orthopedic Repair Exchange-Traded  Fund

HealthShares™ Patient Care Services Exchange-Traded  Fund

HealthShares™ Respiratory/Pulmonary Exchange-Traded  Fund

HealthShares™ Composite Exchange-Traded  Fund